UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2011
PROSPECT GLOBAL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163499	26-3024783

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 17th Street Suite 2800 South Denver, CO	80202

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 634-2239
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 27, 2011 the Company’s 50% owned subsidiary, American West Potash LLC, entered into a potash sharing agreement and related mineral leases covering approximately 100 private mineral estate sections on approximately 62,000 acres adjacent or in close proximity to the Company’s existing mineral rights covering 50 mineral estate sections in the Holbrook Basin of eastern Arizona. The sharing agreement provides that American West Potash will pay the mineral estate owners specified dollar amounts during development of American West Potash’s mining and processing facility, an annual base rent and a royalty for potash extracted from these estates. The term of the agreement will continue in perpetuity or until the earliest of cessation of operations by American West Potash for 180 consecutive days or abandonment of the potash mining operation by American West Potash. The owners of the mineral estates can also terminate the agreement upon specified defaults by American West Potash, some following cure periods. The mineral estate owners party to the agreement are two Hortenstine family limited partnerships, members of the Spurlock-Lucking families and American General Life Insurance Company.
Item 8.01 Other Events.
We are filing a corrected version of a warrant to purchase common stock issued to COR Capital LLC as investment advisor on behalf of COR US Equity Income Fund issued on April 25, 2011. The warrant issuance was reported on Form 8-K filed on April 26, 2011, and an incorrect version of the warrant was inadvertently filed as an exhibit to that Form 8-K. The description of the warrant in the Form 8-K is correct.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Identification of Exhibits
4.1	Common Stock Purchase Warrant with COR Capital LLC
10.1	Potash Sharing Agreement*
10.2	First Mineral Lease*
10.3	Second Mineral Lease*

*	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.
	By:	/s/ Jonathan Bloomfield
Date: August 2, 2011		Chief Financial Officer

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